UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   April 24, 2009

CHINA WIND SYSTEMS, INC.

(Exact name of registrant as specified in Charter)

Delaware	33-16335	74-2235008
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No. 9 Yanyu Middle Road
Qianzhou Village, Huishan District, Wuxi City
Jiangsu Province, People’s Republic of China

 (Address of Principal Executive Offices)

(86) 510-8338-6339

 (Registrant’s Telephone number)

Copies to:
Asher S. Levitsky PC
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 981-6767
Fax: (212) 930 – 9725
E-mail: alevitsky@srff.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 28, 2009, the Board of Directors of China Wind Systems, Inc. (the “Company”) elected Drew Bernstein as an independent director.  Mr. Bernstein will also serve as chairman of the Company’s audit committee and a member of the Company’s compensation committee.

For services as a director and member of the audit and compensation committee, the Company shall pay Mr. Bernstein an annual fee of $10,000, payable quarterly, and will issue to Mr. Bernstein 74,469 shares of common stock.  He is a member of the American Institute of Certified Public Accounts (AICPA), The New York State Society of Certified Public Accounts (NYSSCPA) and The National Society of Accountants (NSA).

Mr. Bernstein, age 52, is co-founder and managing partner of Bernstein & Pinchuk LLP, an accounting firm headquartered in New York, a position he has held since 1983.  Mr. Bernstein, a certified public accountant, received his BS degree from the University of Maryland Business School.

The election of Mr. Bernstein follows the resignations on April 24, 2009, of Gerald Goldberg and Raymond Pirtle, Jr., after one year of service.  Mr. Goldberg and Mr. Pirtle were independent directors and members of the audit and compensation committees, with Mr. Goldberg serving as chairman of the audit committee.  The resignations of Mr. Goldberg and Mr. Pirtle did not stem from any disagreement with the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Agreement, dated April 30, 2009, by and between China Wind Systems, Inc. and Drew Bernstein.

Exhibit 99.2	Press Release dated April 30, 2009, issued by China Wind Systems, Inc.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2009	China Wind Systems, Inc.

By:	/s/ Leo Wang
Leo Wang
Chief Financial Officer

3